EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-211027 and 333-258134) on Form S-3 and registration statement (No. 333-271856) on Form S-8 of our report dated March 15, 2024, with respect to the consolidated financial statements and financial statement schedule IV, of Lument Finance Trust, Inc. and subsidiaries.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2023 due to the adoption of ASC Topic 326, Financial Instruments - Credit Losses.

/s/ KPMG LLP

New York, New York
March 15, 2024